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                                                                     EXHIBIT 11

                             SERVICE EXPERTS, INC.

                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                   Three Months Ended September 30      Nine Months Ended September 30
                                                   -------------------------------      ------------------------------
                                                         1995            1996                1995            1996
                                                   -------------    --------------      -------------   --------------
Net income                                           $  239,464      $  876,467          $  356,055        $  824,233



Average shares outstanding                            1,153,098       4,459,453           1,153,098         2,263,261

Net effect of dilutive stock options based
   on the treasury stock method using
   average market price                                       -               -                   -                 -
                                                     ----------      ----------          ----------        ----------
Weighted average shares                               1,153,098       4,459,453           1,153,098         2,263,261
                                                     ==========      ==========          ==========        ==========

Net income per common share                          $     0.21      $     0.20          $     0.31        $     0.36
                                                     ==========      ==========          ==========        ==========